NEWS RELEASE

Company contact: Steve Bailey FLIR Systems, Inc. (503) 684-3731 www.flir.com	Investor Contact: Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com

FLIR Systems Announces Second Quarter

2003 Financial Results

Management Increases 2003 Revenue And Earnings Guidance

PORTLAND, Ore. — July 23, 2003 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that revenue for the second quarter ended June 30, 2003 increased 18% to $75.2 million from $63.6 million for the second quarter of 2002. Earnings from operations increased 34% to $15.5 million, or 21% of revenue, from $11.6 million, or 18% of revenue, for the second quarter of 2002. Net earnings for this year’s second quarter increased 2% to $9.7 million, or $0.27 per diluted share, reflecting a 33% tax rate. This compares to net earnings for the second quarter of 2002 of $9.6 million, also at $0.27 per diluted share, reflecting a 15% tax rate.

For the first half of 2003, revenue increased 19% to $144.3 million from $121.7 million for the same period last year. Earnings from operations for the first six months of 2003 increased 33% to $29.2 million, or 20% of revenue, from $22.0 million, or 18% of revenue, for the first half of 2002. Net earnings for that period increased 4% to $18.9 million, or $0.52 per diluted share. This compares to net earnings of $18.2 million, or $0.51 per diluted share, for the first six months of 2002. All per share amounts have been adjusted to reflect the 2-for-1 stock split that was effective on May 29, 2003.

Thermography product revenue for the second quarter increased 38% over the second quarter last year, primarily due to higher sales of the Company’s new E-Series handheld cameras and favorable currency exchange rates. Imaging product revenue increased 9%, reflecting sales gains for the Company’s ground-based and maritime Imaging systems.

The backlog of orders grew to approximately $119 million at June 30, 2003, as compared to $113 million at March 31, 2003. Cash generated from operations totaled $3.5 million for the second quarter of 2003. At June 30, 2003, the Company had cash and cash equivalents of approximately $204 million, which includes approximately $150 million from the placement of convertible notes and the concurrent repurchase of the Company’s common stock.

“Our financial performance in the second quarter continued to demonstrate strong demand for our full range of products. I am particularly encouraged by both the increase in our backlog and the significant increase in sales of our Thermography systems. The Company is well positioned to achieve our goals for 2003 as we head into the second half, which is seasonally our strongest part of the year,” said President and CEO Earl R. Lewis.

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The Forward Looking Infrared Company

FLIR Systems, Inc. | 16505 SW 72nd Avenue | Portland, OR 97224 | USA

Telephone: +1(800) 322 3731 | www.flir.com

FLIR Systems Announces Second Quarter 2003 Financial Results

July 23, 2003

Page Two

Revenue and Earnings Guidance for 2003

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Based on its financial results to date, management currently expects revenue for 2003 in the range of approximately $300 to $305 million and net earnings in the range of approximately $1.20 to $1.25 per diluted share, reflecting an estimated tax rate of 33% versus 15% in 2002. The Company had previously provided 2003 guidance for total revenue of between $290 and $300 million and net earnings, on a post-split basis, of between $1.18 and $1.23 per diluted share.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the Revenue and Earnings Guidance for 2003 above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous Web Cast of the conference call may be accessed online at www.CompanyBoardroom.com or www.FLIR.com. A replay will be available approximately one hour after the Web Cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21153789 beginning at approximately 1:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

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FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue	$75,162	$63,595	$144,333	$121,693
Cost of goods sold	36,041	30,777	69,169	57,576

Gross profit	39,121	32,818	75,164	64,117

Operating expenses:
Research and development	7,785	6,460	15,383	13,549
Selling, general and administrative	15,834	14,762	30,552	28,581

Total operating expenses	23,619	21,222	45,935	42,130

Earnings from operations	15,502	11,596	29,229	21,987

Interest expense	445	825	622	1,143
Other expenses (income), net	557	(473)	450	(597)

Earnings before income taxes	14,500	11,244	28,157	21,441

Income tax provision	4,785	1,687	9,292	3,216

Net earnings	$9,715	$9,557	$18,865	$18,225

Net earnings per share:
Basic	$0.28	$0.28	$0.55	$0.54

Diluted	$0.27	$0.27	$0.52	$0.51

Weighted average shares outstanding:
Basic	34,492	33,588	34,579	33,445

Diluted	35,945	35,636	36,020	35,614

All per share amounts have been adjusted to reflect the two-for-one stock split.

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$204,207	$46,606
Accounts receivable, net	65,857	55,798
Inventories, net	55,272	50,141
Prepaid expenses and other current assets	18,501	12,673
Deferred income taxes	8,887	8,887

Total current assets	352,724	174,105

Property and equipment, net	12,027	12,678
Deferred income taxes, net	25,977	25,977
Intangible assets, net	16,589	16,647
Other assets	5,904	4,415

	$413,221	$233,822

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,817	$16,465
Deferred revenue	4,989	4,770
Accrued payroll and related liabilities	9,207	11,030
Accrued product warranties	3,566	3,432
Advance payments from customers	11,570	8,030
Other current liabilities	6,918	6,341
Accrued income taxes	945	2,558

Total current liabilities	56,012	52,626

Long-term debt	203,965	—
Pension and other long-term liabilities	9,974	8,869

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized; no shares issued at June 30, 2003, and December 31, 2002	—	—
Common stock, $.01 par value, 100,000 shares authorized, 33,202 and 34,599 shares issued at June 30, 2003, & December 31, 2002, respectively, and additional paid-in capital	167,571	218,052
Accumulated deficit	24,440	(43,305)
Accumulated other comprehensive loss	139	(2,420)

Total shareholders’ equity	143,270	172,327

	$413,221	$233,822